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                                                                    EXHIBIT 12.1

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                NINE MONTHS
                                                                   ENDED
                                                               SEPTEMBER 30,
                                                              ---------------
                                                              1999      1998
                                                              -----     -----
Income from continuing operations...........................  $  80     $ 169
Add:
  Interest..................................................     58        49
  Portion of rentals representative of interest factor......      8         7
  Preferred stock dividend requirements of majority-owned
     subsidiaries...........................................     20        22
  Income tax expense (benefit) and other taxes on income....     60        48
  Amortization of interest capitalized......................     --        --
  Undistributed (earnings) losses of affiliated companies in
     which less than a 50% voting interest is owned.........     --        --
                                                              -----     -----
          Earnings as defined...............................  $ 226     $ 295
                                                              =====     =====
Interest....................................................  $  58     $  49
Interest capitalized........................................     --        --
Portion of rentals representative of interest factor........      8         7
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis...........................     32        36
                                                              -----     -----
          Fixed charges as defined..........................  $  98     $  92
                                                              =====     =====
Ratio of earnings to fixed charges..........................   2.31      3.21
                                                              =====     =====
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